                                                                   Exhibit 10.14

March 20, 2000

Peter H.  Heckman
125 Surrey Lane
Lake Forest, IL 60045

Dear Peter:

We are pleased to offer you employment as Executive Vice President, Finance & Planning effective no later than April 10, 2000 with an initial monthly base salary of $25,000. Your initial responsibilities will include managing all financial functions (including Investments, Accounting, Investor Relations, Treasury, Mergers & Acquisitions, Financial Planning, and Financial & Operational Analysis); Corporate Marketing/Market Strategy and Corporate Strategy and Strategic Planning.

You will also be eligible to participate in the officer bonus program which consists of three elements:

1. An annual bonus opportunity based on meeting specific corporate and divisional measures. Your position provides for a target bonus opportunity of 50% of your annual salary but could increase or decrease based on the corporate and divisional results (0 to 2 times target percentage). As agreed, you will receive a first year employment minimum guarantee of target ($150,000) payable on or around March 1, 2001. The payment will not be pro-rated based on effective date of hire after January 1, 2000.

2. Long term incentive bonus opportunity based on specific corporate measures over a rolling four (4) year period of time. Your position provides for a target bonus payment opportunity of 50% of your annual salary but could also increase or decrease based on corporate results (0 to 2 times target percentage). As agreed, you will receive a first year employment minimum guarantee of target ($150,000) payable on or around March 1, 2001. The payment will not be pro-rated based on effective date of hire after January 1, 2001.

3. Annual Stock Option grants based on corporate, divisional and individual performance results.

You will receive 250,000 option shares, under the HMEC Incentive Stock Plan (the
Plan), with vesting over a five (5) year period (at year end) and an option price equal to the volume weighted average on your effective date of employment. With regard to 190,000 of these options shares, those shares are within the current authorized shares under the Plan and will be granted under the Plan without contingency. With regard to the remaining 60,000 option shares (the "Contingent Option Shares), such Option Shares will be granted subject to the condition that, at the 2000 Annual Meeting of Shareholders, the shareholders approve an amendment to the Plan authorizing

Peter H.  Heckman
Page 2
March 6, 2000


sufficient additional shares of Common Stock under the Plan to permit the Contingent Option Shares to be granted. If such condition is not met, the Contingent Option Shares shall be converted to stock appreciation rights under the Plan, with terms and conditions such as to approximate as closely as possible the economic value of the Contingent Option Shares.

In addition to the change of control agreement, of which you already have a sample copy, if your employment is terminated within the first five (5) years by
(I) the company without Cause or (ii) by you due to Constructive Termination, we will provide you with your then current base salary for the next twelve (12) months plus your target short term and long term payouts. If your employment terminates without Cause or due to Constructive Termination during the five (5) year period, you agree to release and forever discharge the Horace Mann Companies and affiliates from any and all claims, demands, actions and liabilities. The terms "Cause" and "Constructive Termination" referenced in this paragraph are as defined in the change of control agreement.

Full relocation benefits and additional agreed upon relocation items will be provided (see attached) as well as the complete Employee Benefit Program which includes the eligibility for 1 month (22 work days) vacation.

In order to substantiate your identity and employment eligibility in accordance with federal law, I would like for you to bring documentation with you on your first day. Samples of acceptable identification and authorization are enclosed. As this is a federal law, failure to comply with this regulation would be cause for us to reconsider our offer of employment.

On your first day, please stop by my office and we will coordinate your employment orientation. We are truly excited about your joining Horace Mann and I look forward to working with you.

Sincerely,


/s/ Valerie Chrisman
Valerie A.  Chrisman
Senior Vice President
Customer & Employee
   Services Division


Enclosures
cc: Paul Kardos
    Lou Lower

To confirm your acceptance of this offer, please sign this letter and return it to me by Thursday, March 9, 2000. The enclosed copy is for your records.



------------------------------------------------------     --------------------
                   (Signature)                                    (Date)

                                MOVING ASSISTANCE
                                -----------------

                                   (Section 1)


Payment of full benefits of the Moving Assistance policy will include reimbursement of the following:

     A.   Cost of moving household goods, including replacement value coverage.

     B.   Cost of packing; also unpacking if desired.

     C. Normal costs of servicing appliances, including telephone installation charge. Deposits which will eventually be refunded are not reimbursable.

     D. Expense of no more than two exploratory trips for both employee and spouse from former to new location to locate new housing.

     E. When an employee is required to report to the new location prior to the arrival of his/her dependents, normal living expenses will be paid. This period is approved from April through August.

     F. When an employee has reported to a new location and has not sold his/her home in the old location, the company will reimburse the expenses of a monthly trip home.

     G. Expense of transportation of the family to the new location via personal car or public transportation including living expenses en route. If personal car is used, 27 cents per mile will be paid. All toll and parking charges are also reimbursable.

     H. Temporary living expenses while awaiting occupancy of permanent living accommodations at the new location or awaiting for the household goods to arrive not to exceed 30 days.

     I. Miscellaneous Moving Expense Allowance (two month's salary (taxable) upon closing on home in Springfield.

     J. Cost of storing furniture and possessions up to 30 days pending access to new home.


Tax Requirements
----------------

The company will reimburse the employee for taxes on the portion of total moving expense reimbursements which exceed the amount allowed as a deduction under
Section 217 of the Internal Revenue Code. This reimbursement will be determined by the Corporate Tax Section of the Controllers Department and processed through the December 15th and 31st pay cycles. The employee will not receive this amount in cash. It will be credited to withholding tax for the year.

The tax reimbursement will be based on a rate which will reimburse the employee for federal and state income taxes, and FICA tax on both the moving expense reimbursement and the tax reimbursement, which is also taxable.

                               MORTGAGE ASSISTANCE
                               -------------------
                                   (Section 2)


Payment of full benefits of the Mortgage Assistance Policy on the purchase of a new home will include reimbursement the following:

     A.   Loan Origination and/or Commitment Fees

     B.   Attorney Fees or Escrow Department Closing Fees

     C.   Title Policy (Mortgagee ALTA Form is included)

     D.   Appraisal

     E.   Survey

     F.   Credit Reports

     G.   Revenue Stamps

Tax Requirements
----------------

Refer to Section I

                                REAL ESTATE PLAN
                                ----------------
                                   (Section 3)


Payment of full benefits of the Real Estate Policy will include reimbursement of the following:

     A.   Commission at established rate (Listing Contact) - maximum of 7%

     B.   Preparation of Deed

     C. Penalty Charges for prepayment of present mortgage to a maximum of 3% of the existing balance

     D. Mortgage points or discount charge that is the responsibility of the Seller to a maximum of 3 points

     E.   Attorney, recording, filing and Escrow closing fees

     F.   Title Policy (ALTA Form)

     G.   Termite Inspection

     H.   Survey of Property

     I.   Revenue Stamps


Tax Requirements
----------------

Refer to Section I